EXHIBIT 23.1(B)

Consent of Independent Certified Public Accountants

To the Board of Directors

Professional Veterinary Products, Ltd.

As independent certified public accountants, we consent to the incorporation of our report dated October 17, 2007, with respect to the consolidated financial statements of Professional Veterinary Products, Ltd. for the years ended July 31, 2007 and 2006 included in this Annual Report (Form 10-K) for the year ended July 31, 2008.

October 23, 2008

/s/ Quick & McFarlin, P.C.
Quick & McFarlin, P.C.